EXHIBIT 10.1

James E. Keener Employment agreement:

Chief Executive Officer Employment Contract

This agreement, made and effective as of the 21st day of May, 2024 between BioAdaptives, Inc, a Delaware corporation (‘‘Company’’), and James Keener.

WHEREAS, the Company desires to secure the services of the CEO and the CEO desires to accept such employment.

NOW ‘l’HEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and the CEO agree with each other as follows:

1. The CEO will render full-time professional services to the Company in the capacity of Chief Executive Officer of the Company. He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as Chief Executive Officer and all duties set forth in Company bylaws and in policy statements of the Board. The CEO is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time. In addition, he shall perfo1m in the same manner any special duties assigned or delegated to him by the Board.

2. In consideration for these services as Chief Executive Officer, the Company agrees to pay the CEO a salary of $300,000.00 per annum or such higher figure as shall be agreed upon at an annual review of his compensation and performance by the Board. This annual review shall occur three months prior to the end of each year of the contract for the express purpose of considering increments. The amount of $25,000.00 shall be payable in equal monthly installments throughout the contract year. The CEO may elect, by proper notice given to the Company prior to the commencement of any calendar year, to defer such portion of his salary to the extent pt;11nitted by the law for such year to such date as he may designate in the notice of election, such deferred amounts to be credited with periodic interest in accordance with policies established by the Company. The CEO may, at his sole discretion, elect to receive his monthly salary in part or whole in BDPT stock, either in Common stock or the equivalent in Preferred.

3 (a) The CEO shall be entitled to four weeks of compensated vacation time in each of the contract years, to be taken at times mutually agreed upon between him and the Chairman of the Board.

(b) In the event of a single period of prolonged inability to work due to the result of a sickness or an injury, the CEO will be compensated at his full rate of pay for at least three months from the date of the sickness or injury.

(c) In addition, the CEO will be permitted to be absent from the Company during working days to attend professional meetings and to attend to such outside professional duties as have been mutually agreed upon between him and the Chairman of the Board. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Company shall reimburse the CEO for all expenses incurred by the CEO incident to attendance at approved professional meetings and such entertainment expenses incurred by the CEO in furtherance of the Company’s interests, provided, however, that such reimbursement is approved by the Chairman of the Board.

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4 In addition, the CEO shall be entitled to all other fringe benefits to which all other employees of the Company are entitled. The Company agrees to pay dues to professional associations and societies and to such service organizations and clubs of which the CEO is a member, approved by the Chairman of the Board as being in the Company’s best interests.

5 The Company also agrees to:

(a) Insure the CEO under its general liability insurance policy for all acts done by him in good faith as Chief Executive Officer throughout the term of this contract;

(b) provide, throughout the te1rn of this contract, a group life insurance policy for the CEO in an amount equivalent to $1,000,000.00, payable to the beneficiary of his choice;

(c) provide comprehensive health and major medical health insurance for the CEO and his family;

6. The Board may at its discretion te1atlnate the CEO’s duties as Chief Executive Officer. Such action shall require a majority of vote of the entire Board and become effective upon written notice to the CEO or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except that the Company shall continue to pay the CEO his then monthly salary for the month in which his duties were terminated and for 24 consecutive months thereafter as an agreed upon severance payment. During this period, the CEO shall not be required to perform any duties for the Company or come to the Company. Neither shall the fact that the CEO seeks, accepts and undertakes other employment during this period affect such payments. Also, for the period during which such payments are being made, the Company agrees to keep the CEO’s group life, health and major medical insurance coverage paid up and in effect, and the CEO shall be entitled to outplacement services offered by the Company. The severance arrangements described in this paragraph will not be payable in the event that the CEO’s employment is terminated due to the fact that the CEO has been charged with any felony criminal offense related to substance abuse or to the operation of the Company.     -       “ •

7 Should the Board in its discretion change the CEO’s duties or authority so it can reasonably be found that the CEO is no longer petfo11ning as the Chief Executive Officer of the Company, the CEO shall have the right, within 90 days of such event, in his complete      . discretion, to terminate this contract by written notice delivered to the Chairman of the Board. Upon such termination, the CEO shall be entitled to the severance payment described in Paragraph 6, in accordance with the same tem1s of that paragraph.

8 If the Company is merged, sold or closed, the CEO may terminate his employment at his discretion or be retained as President of the Company or any successor corporation to or holding company of the Company. If the CEO elects to terminate his employment at such time, he shall be entitled to the same severance arrangement as would be applicable undeR Paragraph 6 if the Company had terminated his employment at such time. Any election to terminate employment under this Paragraph must be made prior to the Company’s merger, sale or closure, as applicable.

If the CEO to be employed by the Company or its successor organization, all of the te11ns and conditions of this Agreement shall remain in effect. The Company agrees that neither it nor its present or any future holding company shall enter into any agreement that would negate or contradict the provisions of this Agreement.

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9. Should the CEO at his discretion elect to terminate this contract for any other reason than as stated in Paragraph 7, he shall give the Board 90 days’ written notice of his decision to te1rninate. At the end of the 90 days, all rights, duties and obligations of both parties to the contract shall cease and the CEO will not be entitled to severance benefits.

10 If an event described in Paragraph 6, 7, or 8 occurs and the CEO accepts any of the severance benefits or payments described therein, to the extent not prohibited by law, the CEO shall be deemed to voluntary release and forever discharge the Company and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as “Releasees”), from any and all liability arising out of his employment and/or the cessation of said employment. Nothing contained in this paragraph shall prevent the CEO from bringing an action to enforce the terms of this Agreement.

11, The CEO shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The CEO shall not, either during the te11n of employment of thereafter, use or permit the use of any information of or relating to the Company in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.

12 During the term of his employment and during the 24-month period following termination of his employment, the CEO shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any other Company, or related business, partnership, firm, or corporation (all of which hereinafter are referred to as “entity”) that is at the time engaged principally or significantly in a business that is, directly or indirectly, at the time in competition with the business of the Company within the service area of the Company. Nothing herein shall prohibit the CEO from acquiring or holding any issue of stock or securities of any entity that has any securities listed on a national securities exchange or quoted in a daily listing of over-the-counter market securities, provided that any one time the CEO and members of the CEO’s immediate family do not own more than one percent of any voting securities of any such entity. This covenant shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant In the event of actual or threatened breach by the CEO of this provision, the Company shall be entitled to an injunction restraining the CEO from violation or further violation of the terms thereof.

13. The CEO shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of24 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee or former employee of the Company, if such individual has provided professional or support services to the Company at any time during this Agreement without the express written consent of the Company. The CEO will not interfere with the relationship of the Company and any of its employees and the CEO will not attempt to divert from the Company any business in which the Company has been actively engaged during his employment.

14. Terms of a new contract shall be completed, or the decision made not to negotiate a new contract made, not later than the end of the tenth month. This contract and all its te1ms and conditions shall continue in effect until terminated.

15. This contract constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

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16. Except as otherwise specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by the Chairman of the Board and the CEO.

17. The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

18. This agreement shall be binding upon the Company, its successors and assigns, including, without limitation, any corporation into which the Company may be merged or by which it may be acquired, and shalt inure to the benefit of the CEO, his administrators, executors, legatees, heirs and assigns

19. This agreement shall be construed and enforced under and in accordance with the Jaws of the State of Nevada with venue in Clark County.

This contract signed this 21st day of May, 2024.

James Keener	Bioadaptives, Inc

James Keener	James E Keener, Chairman &CEO

In the shareholder’s meeting of May 20, 2024, the shareholders voted to authorize James E Keener to sign this agreement as his employment contract and to accept the agreement as the Chairman of the Board.

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